UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2009

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2009, Mr. Jim Estill, President and Chief Executive Officer of SYNNEX Canada Limited (“SYNNEX Canada”), a wholly-owned subsidiary of the Registrant, submitted his resignation to be effective May 29, 2009. In connection with his resignation, the Compensation Committee of the Registrant’s Board of Directors approved a separation agreement to be entered into by and between Mr. Estill and SYNNEX Canada. Under the terms of the separation agreement, Mr. Estill will receive CDN$550,000 to be paid bi-weekly over a period of one year, less any deductions required by law. Mr. Estill will also receive CDN$142,500 to be paid in two equal installments on May 29, 2010 and 2011 under the Registrant’s 2009 Profit Sharing Plan, less any deductions required by law. This amount represents 50% of Mr. Estill’s target bonus under the 2009 Profit Sharing Plan. Based on the foreign currency exchange rate of the Canadian Dollar to the U.S. Dollar on March 24, 2009 of $1.2344, the aggregate cash payments of CDN$692,500 equaled US$561,001. In addition, Mr. Estill will have 24 months to exercise any shares of the Registrant’s Common Stock vested under his outstanding options as of May 29, 2009.

Pursuant to the separation agreement, Mr. Estill is prohibited from soliciting clients and employees of SYNNEX Canada for a period of 24 months following May 29, 2009. Mr. Estill also agreed not to directly or indirectly engage in business with certain specified companies that compete directly or indirectly with SYNNEX Canada for a period of 24 months following May 29, 2009; provided, however, this prohibition only applies within Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2009

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung
General Counsel and Corporate Secretary